Veramark Announces Second Quarter 2011 Results

ROCHESTER, NY -- (Marketwire - August 03, 2011) - Veramark Technologies, Inc. (OTCQB: VERA), a leading provider of Telecom Expense Management (TEM) solutions, today announced that revenues for its second quarter, which ended June 30, 2011, increased 3 percent to $3,247,000 from $3,167,000 for the same quarter of 2010. For the six months ended June 30, 2011 Veramark reported an 11 percent increase in revenues to $6,633,000 from $5,949,000 for the six months ended June 30, 2010.

In addition to the increase in 2011 revenues from a year ago, orders for the first half of the year of $8.0 million increased 50 percent from 2010, and helped increase our backlog of embedded future revenues to $10.7 million, an increase of 27 percent from June 30, 2010.

The Company reported a net loss of $671,000, or $0.07 per share, for the quarter ended June 30, 2011, and a net loss of $618,000, or $0.06 per share, for the six months ended June 30, 2011.

The net loss was attributable to the settlement and associated legal expenses of a patent infringement complaint filed against Veramark in 2010. On June 16, 2011, Veramark settled the complaint filed by Asentinel LLC, against the Company and two other defendants, alleging the infringement of two TEM patents held by Asentinel.

The settlement and associated legal costs reduced earnings by $0.08 per share. Tony Mazzullo, Veramark's President and Chief Executive Officer, stated, "On an operating basis, Veramark reported positive operating income of $245,000 or $0.02 per share for the first six months of 2011, an increase of 30% from the prior year, removing the effect of the patent complaint."

Mr. Mazzullo added, "A substantial increase in the number of deals won and the total value of new orders indicates that the market recognizes the high quality of Veramark products and services for Telecom Expense Management. Excluding the effect of the patent lawsuit, Veramark realized for the 6th straight quarter, positive operating income."

Mr. Mazzullo and Ronald Lundy, Vice President of Finance and CFO, will host a teleconference to discuss the 2011 first quarter results on Thursday, August 4, at 2:00 PM Eastern Time. To access the conference call, dial (800) 694-7044.

About Veramark Technologies, Inc.
Veramark is a leading provider of innovative enterprise solutions for telecom expense management and call accounting. Veramark solutions provide visibility into usage and spend for managing complex unified communications networks. Veramark technology and services help enterprises understand, manage, and control their fixed and mobile telecom assets, costs, and related business processes. For more information, visit www.veramark.com.

                         VERAMARK TECHNOLOGIES, INC.
                      CONDENSED STATEMENT OF OPERATIONS
                                 (Unaudited)

                             Three Months Ended
                                   June 30

                                                         2011           2010
Revenues                                         $  3,246,643  $   3,167,191

  Cost of Revenues                                  1,095,775        892,088
  Operating Expenses                                2,110,487      2,152,995
  Net Interest Income                                  12,704            236
                                                 ------------  -------------
Income Before Litigation,
Settlement Expenses, and Taxes                         53,085        122,344

  Litigation and Settlement Expenses                  723,937              -
  Income Taxes                                              -              -
                                                 ------------  -------------
Net Income (Loss)                                $   (670,852) $     122,344
                                                 ============  =============

                                                 ------------  -------------
Net Income (Loss) Per Diluted Share              $      (0.07) $        0.01
                                                 ============  =============
Diluted Weighted Average
Number of Shares Outstanding                       10,183,547     10,063,244
                                                 ============  =============

                              Six Months Ended
                                   June 30

                                                         2011           2010
Revenues                                         $  6,632,966  $   5,948,920

  Cost of Revenues                                  2,177,388      1,628,146
  Operating Expenses                                4,243,249      4,149,378
  Net Interest Income                                  32,776         17,459
                                                 ------------  -------------
Income Before Litigation,
Settlement Expenses, and Taxes                        245,105        188,855

  Litigation and Settlement Expenses                  862,995              -
  Income Taxes                                              -              -
                                                 ------------  -------------
Net Income (Loss)                                $   (617,890) $     188,855
                                                 ============  =============

                                                 ------------  -------------
Net Income (Loss) Per Diluted Share              $      (0.06) $        0.02
                                                 ============  =============
Diluted Weighted Average
Number of Shares Outstanding                       10,138,204      9,955,411
                                                 ============  =============

Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

Media Contact:
Tony Mazzullo
President and CEO
Veramark Technologies, Inc.
(585) 381-6000
tmazzullo@veramark.com